Exhibit 10.10

To the Limited Partners of

CMF SandRidge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
CMF SandRidge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
(855) 672-4468

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414 USA

www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF SandRidge Master Fund L.P.:

We have audited the accompanying statement of financial condition (liquidation basis) of CMF SandRidge Master Fund L.P. (the “Partnership”), as of January 31, 2013 (termination of operations), and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2013 to January 31, 2013 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2012, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on January 31, 2013. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of CMF SandRidge Master Fund L.P. as of January 31, 2013, (2) the results of its operations (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2013 to January 31, 2013 (termination of operations), (3) its financial position as of December 31, 2012, and (4) the results of its operations and changes in partners’ capital for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

April 30, 2013

CMF SandRidge Master Fund L.P.

Statements of Financial Condition

January 31, 2013 (termination of operations) (liquidation basis) and December 31, 2012

	January 31, 2013*	December 31, 2012
Assets:
Equity in trading account:
Cash (Note 3c)	$293,483,069	$291,427,270
Cash margin (Note 3c)	—	2,120,711
Options purchased, at fair value (cost $2,086,650 at December 31, 2012)	—	1,122,300

Total assets	$293,483,069	$294,670,281

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures and exchange-cleared swap contracts	$—	$760,528
Options premium received, at fair value (premium $2,100,600 at December 31, 2012)	—	1,644,750
Accrued expenses:
Professional fees	112,548	116,010
Liquidation redemptions payable	293,370,521	—

Total liabilities	293,483,069	2,521,288

Partners’ Capital:
General Partner, 0.0000 unit equivalents at January 31, 2013 and December 31, 2012	—	—
Limited Partners, 0.0000 and 121,275.0727 units outstanding at January 31, 2013 and December 31, 2012, respectively	—	292,148,993

Total liabilities and partners’ capital	$293,483,069	$294,670,281

Net asset value per unit	$—	$2,408.98

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures and Exchange-Cleared Swap Contracts Purchased
Energy	2,214	$(617,240)	(0.21)%

Total futures and exchange-cleared swap contracts purchased		(617,240)	(0.21)

Futures and Exchange-Cleared Swap Contracts Sold
Energy	1,659	(143,288)	(0.05)

Total futures and exchange-cleared swap contracts sold		(143,288)	(0.05)

Options Purchased
Puts
Energy	1,935	1,122,300	0.38

Total options purchased		1,122,300	0.38

Options Premium Received
Calls
Energy	1,935	(1,644,750)	(0.56)

Total options premium received		(1,644,750)	(0.56)

Net fair value		$(1,282,978)	(0.44)%

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2013 to January 31, 2013 (termination of operations)

(liquidation basis), and for the years end December 31, 2012 and 2011

	2013*	2012	2011
Investment Income:
Interest income	$9,174	$148,670	$107,254

Expenses:
Clearing fees	15,191	810,381	402,859
Professional fees	62,471	325,956	319,723

Total expenses	77,662	1,136,337	722,582

Net investment income (loss)	(68,488)	(987,667)	(615,328)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(1,139,378)	35,946,900	4,038,087
Change in net unrealized gains (losses) on open contracts	1,269,028	5,888,044	47,133,689

Total trading results	129,650	41,834,944	51,171,776

Net income (loss)	$61,162	$40,847,277	$50,556,448

Net income (loss) per unit** (Note 6)	$0.51	$299.75	$306.87

Weighted average units outstanding	125,733.3083	132,693.7818	188,286.3418

*	Presented on a liquidation basis of accounting.
**	Based on change in net asset value per unit.

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2013 to January 31, 2013 (termination of operations)

(liquidation basis), and for the years ended

December 31, 2011 and 2010

Partners’ Capital
Partners’ Capital at December 31, 2010	$528,735,257
Net income (loss)	50,556,448
Subscriptions of 7,094.3623 Redeemable Units	13,654,900
Redemptions of 159,711.5370 Redeemable Units	(296,393,599)
Distribution of interest income to feeder funds	(107,254)

Partners’ Capital at December 31, 2011	296,445,752
Net income (loss)	40,847,277
Subscriptions of 9,754.9430 Redeemable Units	22,773,577
Redemptions of 28,948.9028 Redeemable Units	(67,768,943)
Distribution of interest income to feeder funds	(148,670)

Partners’ Capital at December 31, 2012	292,148,993
Net income (loss)	61,162
Subscriptions of 4,458.2356 Redeemable Units	10,739,792
Redemptions of 125,733.3083 Redeemable Units	(302,940,773)
Distribution of interest income to feeder funds	(9,174)

Partners’ Capital at January 31, 2013*	$—

Net asset value per unit:
2011:	$2,110.40

2012:	$2,408.98

2013:	$2,409.41 **

*	Presented on a liquidation basis of accounting.

**	Pre-liquidation redemption net asset value per unit.

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

1.	Partnership Organization:

CMF SandRidge Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on January 31, 2013. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc.

On December 1, 2005 (commencement of trading operations), Managed Futures Premier Aventis II L.P. (formerly, Bristol Energy Fund L.P.) (“Aventis II”) allocated substantially all of its capital to the Master. Aventis II purchased 14,410.6191 Redeemable Units with cash equal to $14,477,858 and a contribution of open commodity futures and options contracts with a fair value of $(16,018). On May 1, 2006, two separate private investors (“Private Investor I” and “Private Investor II”) each allocated substantially all of their capital to the Master. Private Investor I purchased 23,073.5521 Redeemable Units with cash equal to $28,000,000 and Private Investor II purchased 4,944.3326 Redeemable Units with cash equal to $6,000,000. On October 1, 2006, CMF SandRidge Feeder (Cayman) Ltd. (“SandRidge Feeder”) and Energy Advisors Portfolio L.P. (“Energy Advisors”) each allocated substantially all of their capital to the Master. SandRidge Feeder purchased 22,075.2638 Redeemable Units with cash equal to $25,000,000. Energy Advisors purchased 2,092.7350 Redeemable Units with cash equal to $2,370,000. On April 1, 2007, Diversified 2000 Futures Fund L.P. (“Diversified 2000”) purchased 7,659.0734 Redeemable Units with cash equal to $9,635,703. On March 1, 2009, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”), purchased 14,408.1177 Redeemable Units with cash equal to $27,000,000. On June 1, 2009, Diversified Multi-Advisor Futures Fund L.P., (“Diversified”) and Diversified Multi-Advisors Futures Fund L.P. II, (“Diversified II”) each allocated a portion of their capital to the Master. Diversified purchased 1,370.9885 Redeemable Units with cash equal to $2,818,836. Diversified II purchased 2,086.0213 Redeemable Units with cash equal to 4,288,986. On June 30, 2010, SandRidge Feeder redeemed its investment in the Master. This amounted to 16,487.2770 Redeemable Units with cash equal to $32,251,755. On January 31, 2011, Private Investor I redeemed its investment in the Master. This amounted to 1,070.1084 Redeemable Units with cash equal to $1,908,086. On January 31, 2011, Private Investor II redeemed its investment in the Master. This amounted to 16,838.5920 Redeemable Units with cash equal to $30,204,505. On April 30, 2011, Energy Advisors redeemed its investment in the Master. This amounted to 1,719.3192 Redeemable Units with cash equal to $3,129,957. On April 30, 2011, Tactical Diversified redeemed its investment in the Master. This amounted to 8,122.5145 Redeemable Units with cash equal to $14,786,676. The Master was formed to permit commodity pools managed by SandRidge Capital, L.P. (the “Advisor”) using the Energy Program, the Advisor’s proprietary, discretionary trading program, to invest together in one trading vehicle.

Prior to its termination on January 31, 2013, the Master operated under a structure where its investors consisted of Aventis II, Diversified 2000, Diversified and Diversified II (each a “Feeder,” and collectively the “Funds”). Aventis II, Diversified 2000, Diversified and Diversified II owned approximately

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

95.6%, 1.7%, 0.8% and 1.9% investments in the Master at January 31, 2013, respectively. Aventis II, Diversified 2000, Diversified and Diversified II owned approximately 98.4%, 0.7%, 0.3% and 0.6% investments in the Master at December 31, 2012, respectively.

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) or with the liquidation basis requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received in liquidation. The change in basis of accounting from the going-concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, whether market or fair values, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the period January 1, 2013 to January 31, 2013.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Net realized gains or losses and any change in net unrealized gains or losses were included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy, within which the fair value measurement in its entirety falls, should have been determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace the Master’s Level 1 assets and liabilities were actively traded.

The Master has separately presented purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. This new guidance did not have a significant impact on the Master’s financial statements.

The Master considers prices for exchange-traded commodity futures, forwards and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available, are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of January 31, 2013, and for the period January 1, 2013 to January 31, 2013 and the year ended December 31, 2012, the Master did not hold any derivative instruments for which market quotations were not readily available and which were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner assumptions and internal valuation pricing models (Level 3). During the one month ended January 31, 2013 and during the twelve-months ended December 31, 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures and Exchange-Cleared Swaps	$506,232	$506,232	$—	$—
Options purchased	1,122,300	1,122,300	—	—

Total assets	$1,628,532	$1,628,532	$—	$—

Liabilities
Futures and Exchange-Cleared Swaps	$1,266,760	$1,266,760	$—	$—
Options premium received	1,644,750	1,644,750	—	—

Total Liabilities	2,911,510	2,911,510	—	—

Net fair value	$(1,282,978)	$(1,282,978)	$—	$—

d.

Futures Contracts.    The Master traded futures contracts and exchange-cleared swaps. Exchange-cleared swaps are traded as futures. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Options. The Master was permitted to purchase and write (sell) both exchange listed and over-the-counter (“OTC”) options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master wrote an option, the premium received was recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchased an option, the premium paid was recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on option contracts were included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in this termination period. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2009 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that other than that described in Note 8 to the financial statements, no events have occurred that require adjustments to or disclosure in the financial statements.

In October 2011, the FASB Issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an Investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling Interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

that entities regulated under the Investment Company Act of 1940 should qualify to be Investment companies within the proposed investment company guidance. This new guidance did not impact the Master’s the financial statements at January 31, 2013.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or CGM and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until January 15, 2013.

c.	Customer Agreement:

The Master entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provided services which included, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) were borne by the Master. All other fees, including CGM’s direct brokerage fees, were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At January 31, 2013 and December 31, 2012, the amount of cash held by the Master for margin requirements was $0 and $2,120,711, respectively.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gave the Master the legal right to net unrealized gains and losses on open futures and exchange-cleared swap contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and exchange-cleared swap contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2012.

Offsetting of Derivative Assets and Liabilities as of December 31, 2012:

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition

Assets
Futures and exchange-traded swaps	$—	$(617,240)	$(617,240)
Options purchased	1,122,300	—	1,122,300

Total Assets	$1,122,300	$(617,240)	$505,060

Liabilities
Futures and exchange-traded swaps	$506,232	$(649,520)	$(143,288)
Options premium received	—	(1,644,750)	(1,644,750)

Total Liabilities	$506,232	$(2,294,270)	$(1,788,038)

Net unrealized depreciation on open futures and exchange-traded swaps			$(760,528)
Total options purchased, at fair value			$1,122,300
Total options premium received, at fair value			$(1,644,750)

Total net unrealized gains(losses) on total contracts			$(1,282,978)

All of the commodity interests owned by the Master were held for trading purposes. The daily average number of futures and exchange-cleared swap contracts traded during the period January 1, 2013 to January 31, was 875. The monthly average number of futures and exchange-cleared swap contracts traded during the year ended December 31, 2012, was 33,446. The daily average number of options contracts traded during the period January 1, 2013 to January 31, 2013, was 125. The monthly average number of options contracts traded during the year ended December 31, 2012 was 7,115.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

The following table indicates the gross fair values of derivative instruments of futures, exchange-cleared swap and option contracts as separate assets and liabilities as of December 31, 2012.

	2012
Assets
Futures and Exchange-Cleared Swap Contracts
Energy	$506,232

Total unrealized appreciation on open futures and exchange-cleared swap contracts	$506,232

Liabilities
Futures and Exchange-Cleared Swap Contracts
Energy	$(1,266,760)

Total unrealized depreciation on open futures and exchange-cleared swap contracts	$(1,266,760)

Net unrealized depreciation on open futures and exchange-cleared swap contracts	$(760,528	)*

Assets
Options Purchased
Energy	$1,122,300

Total options purchased	$1,122,300	**

Liabilities
Options Premium Received
Energy	$(1,644,750)

Total options premium received	$(1,644,750	)***

*	This amount is in “Net unrealized depreciation on open futures and exchange-cleared swap contracts” on the Statements of Financial Condition.

**	This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

***	This amount is in “Options premium received, at fair value” on the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2013 to January 31, 2013 and for the years ended December 31, 2012 and 2011.

Sector	2013		2012		2011
Energy	$129,650		$41,834,944		$51,171,776

Total	$129,650	****	$41,834,944	****	$51,171,776	****

****	This amount is in “Total trading results,” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they became limited partners on the first day of the month after their subscription was processed. A limited partner had the right to withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units were classified as a liability when the limited partner elected to redeem and informs the Master.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

6.	Financial Highlights:

Changes in the net asset value per unit for the period from January 1, 2013 to January 31, 2013 and the years ended December 31, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains [1]	$0.94	$301.10	$308.26
Interest Income	0.08	1.17	0.50
Expenses [2]	(0.51)	(2.52)	(1.89)

Increase for the period	0.51	299.75	306.87
Distribution of interest income to feeder funds	(0.08)	(1.17)	(0.50)
Net asset value per unit, beginning of period/year	2,408.98	2,110.40	1,804.03

Net asset value per unit, end of period/year [3]	2,409.41	2,408.98	2,110.40
Liquidation redemption per unit at 1/31/13	(2,409.41)	—	—

Ending net asset value per unit	$—	$2,408.98	$2,110.40

[1]	Includes clearing fees.

[2]	Excludes clearing fees.

[3]	Calculated based on pre-liquidation redemption net asset value per unit.

	2013		2012	2011
Ratios to average net assets: [4]
Net investment income (loss) [5]	(0.3)%[4]		(0.3)%	(0.2)%

Operating expense	0.3%[4]		0.4%	0.2%

Total return	0.0	%[3],[6]	14.1%	17.0%

[4]	Annualized.

[5]	Interest income less total expenses.

[6]	Due to rounding.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments included forwards, futures, options and swaps whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or future contracts underlying an option cannot be accurately predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

January 31, 2013

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as CGM or a CGM affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent, that through CGM, the Master’s counterparty was an exchange or clearing organization.

The Advisor concentrated the Master’s trading in energy-related markets. Concentration in a limited number of commodity interests may have subjected the Master’s account to greater volatility than if the Master held a more diversified portfolio of contracts.

As both a buyer and seller of options, the Master paid or received a premium at the outset and then bore the risk of unfavorable changes in the price of the contract underlying the option. Written options exposed the Master to potentially unlimited liability; for purchased options, the risk of loss was limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master did not consider these contracts to be guarantees.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, exchange-cleared swaps and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master:

Distribution of the Master’s capital to the Funds was made on February 4 and February 6, 2013.